Exhibit 99.1

GLYCOMIMETICS REPORTS PROGRAM UPDATES AND

FIRST QUARTER 2017 RESULTS

•	Completed enrollment in the first of two patient cohorts in the Phase 1/2 acute myeloid leukemia (AML) trial of GMI-1271
•	Presented preclinical data for GMI-1271 and GMI-1359 in multiple myeloma at AACR Annual Meeting 2017
•	Company management will host a conference call on Thursday, May 18, 2017 at 8:30 a.m. Eastern time to provide an update on development programs

ROCKVILLE, MD, MaY 8, 2017 –  GlycoMimetics, Inc. (NASDAQ: GLYC) today reported progress on its clinical development programs and its financial results for the first quarter ended March 31, 2017.

“In the first quarter of 2017, GlycoMimetics delivered on its plan to provide updates on both data and the status of its ongoing pipeline programs. The acceptance of our clinical and preclinical abstracts for presentation at key oncology congresses, including AACR and more recently, ASCO, reinforces our enthusiasm for the GMI-1271 and GMI-1359 programs, and demonstrates to the scientific and physician communities the relevance of our work to address unmet medical needs in a novel way. As we look forward to the remainder of 2017, our plan is to build on this progress with further data updates: at the Annual ASCO meeting in Chicago followed by the European Hematology Association meeting, both before the end of the second quarter in June. Additionally, we can report that the Phase 3 program to evaluate rivipansel for vaso-occlusive sickle cell crisis, according to our partner Pfizer, remains on track for completion in the second half of 2018, ” said Rachel King, GlycoMimetics’ Chief Executive Officer.

Company management will host a conference call on Thursday, May 18, 2017 at 8:30 a.m. Eastern time to provide a clinical data update from the abstracts for the upcoming ASCO conference.  A question and answer session with the GlycoMimetics team will follow the company’s remarks.  The call can be accessed by dialing (844) 413-7154 (U.S. and Canada) or (216) 562-0466 (international) and entering passcode 4110139. To access the live audio webcast, or the subsequent archived recording, visit the “Investors - Events & Presentations” section of the GlycoMimetics website at www.glycomimetics.com. The webcast will be recorded and available for replay on the GlycoMimetics website for 30 days following the call.

Key Operational Highlights for the First Quarter of 2017:

•

The first of two patient cohorts in the Phase 2 portion of the AML trial of GMI-1271 has completed enrollment. This cohort is comprised of 25 patients 60 years of age or older with newly diagnosed AML. The study is designed to evaluate the potential of GMI-1271, GlycoMimetics’ E-selectin antagonist drug candidate, in combination with chemotherapy, as a treatment for patients with both newly diagnosed and relapsed/refractory AML. Enrollment in the study's second cohort is expected to complete in the middle of this year. The two arms combined will enroll a total of about 90 patients.

•

Pre-clinical research supporting the potential of two of its drug candidates, GMI-1271 and GMI-1359, against multiple myeloma was shared via an oral presentation at the American Association for Cancer Research (AACR) Annual Meeting 2017.  Combination therapy of carfilzomib with GMI-1271 or GMI-1359 prolonged survival of mice with multiple myeloma over treatment with carfilzomib alone.

•

The company announced that it will provide an update on clinical data from its Phase 1/2 study of GMI-1271 in AML at the 2017 American Society for Clinical Oncology in Chicago. GMI-1271 is an antagonist of E-selectin, for which prior clinical data has shown an emerging and differentiated potential efficacy and safety profile.

First Quarter 2017 Financial Results:

•

Cash position: As of March 31, 2017, GlycoMimetics had cash and cash equivalents of $34.6 million as compared to $40.0 million as of December 31, 2016.  Subsequent to March 31, 2017, the Company has raised an additional $3.8 million in net proceeds under the at-the-market facility.

•

R&D Expenses: The company’s research and development expenses increased to $5.9 million for the quarter ended March 31, 2017 as compared to $5.5 million for the first quarter of 2016. The increase was due to on-going costs associated with the clinical trials for GMI-1271 in AML and MM, partially offset by a decrease in expenses related to manufacturing and process development for GMI-1271.

•	G&A Expenses: The company’s general and administrative expenses remained at $2.1 million for both the quarters ended March 31, 2017 and 2016.
•	Shares Outstanding: Shares outstanding as of March 31, 2017 were 23,855,934.

About GMI-1271

GMI-1271 is designed to block E-selectin (an adhesion molecule on cells in the bone marrow) from binding with blood cancer cells as a targeted approach to disrupting well-established mechanisms of leukemic cell resistance within the bone marrow microenvironment. Preclinical research points to the drug's potential role in moving cancerous cells out of the protective environment of the bone marrow where they hide and escape the effects of chemotherapy. In preclinical studies using animal models of AML, the results of which were presented at ASH meetings, GMI-1271 was also associated with a reduction of chemotherapy-induced neutropenia and chemotherapy-induced mucositis.

About GMI-1359

GMI-1359 is designed to simultaneously inhibit both E-selectin and CXCR4.  E-selectin and CXCR4 are both adhesion molecules that keep cancer cells in the bone marrow.  Preclinical studies indicate that targeting both E-selectin and CXCR4 with a single compound could improve efficacy in the treatment of cancers that involve the bone marrow such as AML and MM.

About GlycoMimetics, Inc.

GlycoMimetics is a clinical-stage biotechnology company focused on cancer and sickle cell disease.  GlycoMimetics’ most advanced drug candidate, rivipansel, a pan-selectin antagonist, is being developed for the treatment of vaso-occlusive crisis in sickle cell disease and is being evaluated in a Phase 3 clinical trial being conducted by its strategic collaborator, Pfizer. GlycoMimetics’ wholly-owned drug candidate, GMI-1271, an E-selectin antagonist, is being evaluated in an ongoing Phase 1/2 clinical trial as a potential treatment for AML and in a Phase 1/2 clinical trial as a potential treatment for MM. GlycoMimetics has also recently completed dosing in a Phase 1 clinical trial with a third drug candidate, GMI-1359, a combined CXCR4 and E-selectin antagonist. GlycoMimetics is located in Rockville, MD in the BioHealth Capital Region. Learn more at www.glycomimetics.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the clinical development of the company’s drug candidates, including the expected timing of enrollment in and completion of clinical trials and the presentation of clinical data at scientific conferences. Actual results may differ materially from those in these forward-looking statements. For a further description of the risks associated with these statements, as well as other risks facing GlycoMimetics, please see the risk factors described in the company’s annual report on Form 10-K that was filed with the U.S. Securities and Exchange Commission (SEC) on March 1, 2017, and other filings GlycoMimetics makes with the SEC from time to time. Forward-looking statements speak only as of the date of this release, and GlycoMimetics undertakes no obligation to update or revise these statements, except as may be required by law.

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Source: GlycoMimetics

Investor Contact:

Shari Annes

Phone: 650-888-0902

Email: sannes@annesassociates.com

Media Contact:

Jamie Lacey-Moreira

Phone: 410-299-3310

Email: jamielacey@presscommpr.com

GlycoMimetics, Inc.

Condensed Statements of Operations

(In thousands, except share and per share data)

	Three months ended March 31,
	2017	2016
	(Unaudited)

Revenue	$—	$—

Costs and expenses:
Research and development expense	5,879	5,519
General and administrative expense	2,092	2,056
Total costs and expenses	7,971	7,575

Loss from operations	(7,971)	(7,575)

Other income	39	20

Net loss and comprehensive loss	$(7,932)	$(7,555)

Net loss per common share – basic and diluted	$(0.34)	$(0.40)
Weighted average common shares – basic and diluted	23,480,432	19,071,838

GlycoMimetics, Inc.

Balance Sheet Data

(In thousands)

	March 31,	December 31,
	2017	2016
	(unaudited)

Cash and cash equivalents	$34,591	$40,042

Working capital	30,754	34,187

Total assets	37,174	42,388

Total liabilities	5,288	7,087

Total stockholders' equity	31,886	35,301